Exhibit 21

Subsidiaries of Blyth, Inc.

		Other Names Under Which Subsidiary Does Business	State/Country of Incorporation
Subsidiaries of the Registrant/U.S.
1.	Aromatic Industries, Inc.		California
2.	Blyth Home Expressions, Inc.		Delaware
3.	Blyth Direct Selling Holdings, Inc.		Delaware
4.	Blyth Wholesale Holdings, Inc.		Delaware
5.	Blyth Catalog and Internet Holdings, Inc.		Delaware
6.	Candle Corporation of America	Colonial Candle of Cape Cod	New York
Blyth HomeScents International
The Sterno Group
7.	CBK Styles, Inc.		Delaware
8.	Direct Initiatives, Inc.		Delaware
9.	Endar Reserve, Inc.		California
10.	Fabrica de Velas Borinquen, Inc.		Illinois
11.	Fragrance Solutions, Inc.		Delaware
12.	Jeanmarie Holdings, Inc.		Oklahoma
13.	KWA, Inc.		Minnesota
14.	Midwest of Cannon Falls, Inc.	Midwest	Minnesota
15.	Miles Kimball Company		Wisconsin
16.	New Ideas International Inc.		Delaware
17.	PartyLite Gifts, Inc.	PartyLite	Delaware
18.	PartyLite Holding, Inc.		Delaware
19.	PartyLite Worldwide, Inc.	PartyLite	Delaware
20.	Purple Tree, Inc.		Delaware
21.	TSG Acquisition Corp.		Delaware
22.	Two Sisters Gourmet, LLC		Michigan

Subsidiaries of the Registrant/International
23.	Adam Gies Gmbh		Germany
24.	Asp-Holmblad A/S		Denmark
25.	Beejay		England
26.	Blyth Asia Limited		Hong Kong
27.	Blyth, Ltd.		Barbados
28	Blyth Holding B.V.		Netherlands
29.	Blyth HomeScents International GmbH		Germany
30.	Blyth HomeScents International UK Limited		England
31.	Blyth HomeScents International de Mexico S.A. de C.V.		Mexico
32.	Blyth HomeScents International Servicios S.A. de C.V.		Mexico
33.	Candle Corporation Worldwide Sweden AB		Sweden
34.	Candlelight Holding Gmbh		Germany
35.	Carolina Designs, Ltd.		England
36.	CCW Manufacturing Limited		England
37.	Colony Private Label Limited		England
38.	Colony Gifts Corporation Limited		England
39.	Colony GmbH		Germany
40.	Colony SARL		France
41.	Edelman B.V.		Netherlands
42.	Edelman Asia Ltd.		Hong Kong
43.	Edelman GmbH		Germany
44.	Edelman U.K. Ltd.		England
45.	Euro-Decor B.V.		Netherlands
46.	Fragrant Memories Ltd.		England
47.	Gies Kerzen Gmbh		Germany
48.	Gies Natura Handelsgesellschaft mbH		Germany
49.	Kaemingk B. V.		Netherlands
50.	Liljeholmens Stearinfabriks AB		Sweden
51.	Midwest of Cannon Falls Canada		Canada
52.	Nature’s Scents Ltd.		England

53.	PartyLite BV	Netherlands
54.	PartyLite Gifts, Ltd.	Canada
55.	PartyLite Gmbh	Germany
56.	PartyLite Handelsgesellschaft m.b.H.	Austria
57.	PartyLite Importaciones S.A. de C.V.	Mexico
58.	PartyLite, S.A. de C.V.	Mexico
59.	Partylite Oy	Finland
60.	PartyLite Pty Limited	Australia
61.	PartyLite SARL, Ltd.	Switzerland
62.	PartyLite SARL	France
63.	PartyLite Trading SA	Switzerland
64.	PartyLite Europe Technology GmbH	Germany
65.	PartyLite U.K., Ltd.	England
66.	Promol SA	Portugal
67.	Scothuis Holding Holland B.V.	Netherlands
68.	Senfar B.V.	Netherlands
69.	Triumph Tree International Ltd.	Hong Kong
70.	Servicios Administrativos PartyLite, S.A. de C.V.	Mexico
71.	Zoren Ltd.	England

The Registrant also owns 75% of the capital stock of Colony Italy, S.r.l., organized under the laws of Italy; 75% of the capital stock of Colony Iberia, S.L., organized under the laws of Spain; 100% of the capital stock of PartyLite S.r.l., organized under the laws of Italy, and which is currently in liquidation; and 99% of the capital stock of Wax Lyrical Limited, organized under the laws of England, and which is currently in administrative receivership.